Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 25, 2011 (except for the “Common Stock Split” section of Note 1, as to which the date is November     , 2011), in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-176503) and related Prospectus of Angie’s List, Inc. for the registration of shares of its common stock.

Ernst & Young LLP

Indianapolis, Indiana

The forgoing consent is in the form that will be signed upon the completion of the stock split described in the “Common Stock Split” section of Note 1 to the consolidated financial statements.

/s/ Ernst & Young LLP

Indianapolis, Indiana

October 28, 2011